Exhibit 21

LIST OF SUBSIDIARIES OF AAON, INC.

Subsidiary	Jurisdiction of Organization
AAON, Inc.	Oklahoma
AAON Coil Products, Inc.	Texas
BasX, Inc.	Oregon